Exhibit 99.1

P O Box 3395

West Palm Beach,

FL  33402-3395

IMMEDIATE RELEASE

George M. Bachman

CFO and Treasurer

561.838.1731

November 13, 2003

Florida Public Utilities Announces 3rd Quarter 2003 Results

West Palm Beach, FLA, Nov. 13.  Florida Public Utilities (AMEX: FPU) reported 3rd quarter 2003 net loss of $87,000, or $ .02 per share, compared with the prior year’s net income of $470,000, or $.12 per share. Income (loss) from continuing operations was ($82,000) for the third quarter 2003 compared to $275,000 in 2002.  While gross profit remained relatively unchanged between the quarters, the Company experienced significant increases in operating expenses.  During the quarter, insurance costs increased by $193,000 as a result of higher medical expenses and increased premiums for workers’ compensation and general liability insurance.  Other increases to the expenses included higher depreciation expense of $125,000.

Total revenues increased $1,345,000 in the 3rd quarter 2003 compared to the prior year despite the loss of revenue from discontinued operations. The major cause of the increase was higher natural gas costs in 2003, which are recovered through revenue. Propane revenues increased over $290,000 due to the Nature Coast acquisition, increases in late fees, and the new assessment of regulatory compliance fees for propane customers.

Year-to-date 2003 income from continuing operations decreased by $17,000 compared to the prior year.  Revenues of $1.5 million received from a one-time termination fee offset a significant increase in operating expenses. Operating and administrative expenses increased primarily from higher pension, health care, and liability and property insurance costs.

On August 14, 2003 the Company filed a request for rate relief with the Florida Public Service Commission (FPSC) for the electric segment. If approved, it is anticipated the rate relief will take effect in the second quarter of 2004.  The request includes recovery for recent increases to certain operating expenses, including pension and insurance expenses. The Company is requesting approximately $4,000,000 in rate relief.  This amount is subject to review by the FPSC, which may not grant the full amount requested.

President and CEO Jack English states, “The significant increases in certain expenses in 2003 have caused the company to request rate relief from the Florida Public Service Commission. We have filed this year for an increase in our electric segment and will file a request for an increase in our natural gas segment in 2004. We are also reviewing our propane operations to maximize efficiencies to try to offset the recent increases to expenses”.

A summary of the quarter and nine months ended September 30 is presented below.

Florida Public Utilities
(dollars in thousands except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Total Revenues	$ 21,628	$ 20,283	$ 77,186	$ 64,706

Net Income (Loss) from Continuing Operations*	$ (82)	$ 275	$ 2,213	$ 2,230

Income from Discontinued Operations - water division	$ (5)	$ 195	$ 9,816	$ 508

Net Income	$ (87)	$ 470	$ 12,029	$ 2,738

Earnings (Loss) applicable to Common Stock	$ (94)	$ 463	$ 12,008	$ 2,717

Earnings Per Common Share – basic & diluted:
Continuing Operations *	$ (.02)	$ .07	$ .56	$ .57

Discontinued Operations-water division	-	.05	2.52	.13
Total	$ (.02)	$ .12	$ 3.08	$ .70

Average Shares Outstanding	3,912,398	3,877,987	3,902,288	3,867,496
Average Customers - excluding water division	86,000	83,000	86,000	83,000

  Prior year figures have been restated for discontinued operations.

* Nine months ended and three months ended September 30, 2002 includes $113,000 ($.02 per share) and $28,000 ($0.01 per share), respectively, from the gain on sale of non-utility property.